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                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT:          George V. Hager, Jr.
                  Executive Vice President and Chief Financial Officer
                  (610) 444-6350

Genesis Health Ventures Vice Chairman Resigns

KENNETT SQUARE, Pa.--June 21, 2002--Genesis Health Ventures today announced that David C. Barr, Vice Chairman of Genesis Health Services, resigned to pursue other opportunities. Mr. Barr will continue with the Company as a consultant to develop business opportunities.

Mr. Barr's responsibilities encompassed Genesis service businesses including NeighborCare, a leading institutional pharmacy operation. NeighborCare will continue to be run by Robert A. Smith, President, who will now report directly to Robert H. Fish, Interim CEO of Genesis Health Ventures.

"On behalf of the employees of Genesis, I want to thank Dave for his years of service and dedication in helping to build the Genesis and NeighborCare businesses", said Mr. Fish. "I am very pleased that Dave has agreed to continue to work with us on a consulting basis. His knowledge of the Company and insight into the industry are great assets."

About Genesis Health Ventures

Genesis Health Ventures (NASDAQ:GHVI - News) provides eldercare in the eastern US through a network of Genesis ElderCare skilled nursing and assisted living facilities, plus long term care support services nationwide including pharmacy, medical equipment and supplies, rehabilitation therapy, group purchasing, hospitality, consulting and facility management.

Visit our website at http://www.ghv.com
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Statements made in this release, and in our other public filings and releases, which are not historical facts contain "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and similar expressions. Factors that could cause actual results to differ materially include, but are not limited to, the following: changes in the reimbursement rates or methods of payment from Medicare or Medicaid, or the implementation of other measures to reduce reimbursement for our services; changes in pharmacy legislation and payment formulas; the expiration of enactments providing for additional government funding; efforts of third party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third party payors; competition in our business; litigation regarding our NeighborCare pharmacy operations' provision of service to HCR Manor Care; an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; our ability to control operating costs, return to profitability and generate sufficient cash flow to meet operational and financial requirements; and an economic downturn or changes in the laws affecting our business in those markets in which we operate.


The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.